Exhibit 10.1

DICK’S SPORTING GOODS, INC.
AMENDMENT TO
AMENDED AND RESTATED 2002 STOCK AND INCENTIVE PLAN

The Board of Directors of Dick’s Sporting Goods, Inc. (the “Company”) approved and adopted the following amendments (the “Amendments”) to the Dick’s Sporting Goods, Inc. Amended and Restated 2002 Stock and Incentive Plan (the “Plan”) as of March 14, 2017:

1.	The second paragraph of Section 3 of the Plan shall be amended and restated in its entirety as follows:

If Shares under any Award are not issued for any reason, including termination of Awards by expiration, forfeiture, cancellation or otherwise, or are settled in cash in lieu of Shares, such Shares shall, unless this Plan shall have been terminated, become available for future grant under this Plan; provided, however, that any Shares delivered or deemed delivered, by attestation or otherwise, to the Company in payment of any obligation, including the exercise price of any Option, the purchase price for any Shares, or for any tax obligation shall not again be made available for issuance under this Plan.

2.	The last paragraph of Section 9 of the Plan shall be amended and restated in its entirety as follows:

Notwithstanding the foregoing or any provisions of this Plan to the contrary, any broker-assisted cashless exercise shall comply with the requirements for equity classification of Paragraph 35 of FASB Statement No. 123(R) and any withholding satisfied through a net-settlement shall be limited to the minimum statutory withholding requirements (except as otherwise approved by the Administrator).
Except as expressly set forth in the Amendments, all other provisions of the Plan remain in full force and effect.

Dick’s Sporting Goods, Inc.

By:	/s/ John E. Hayes, III
Name:	John E. Hayes, III
Title:	Senior Vice President - General Counsel & Corporate Secretary